UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.             )

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MGM Resorts International

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MGM SENDS LETTER TO SHAREHOLDERS

MGM’s Board Has Positioned the Company for Future Success, Continues to Drive Superior Returns and Has

History of Value-Generating Strategic Initiatives

LAS VEGAS, Nevada. – April 28, 2015 — MGM Resorts International (NYSE: MGM) today announced that it has sent a letter to shareholders in connection with its 2015 Annual Meeting to be held on May 28, 2015.

The full text of the letter is as follows:

April 28, 2015

Dear Fellow MGM Shareholders:

Your Board and management team are focused on continuing to drive above industry average shareholder returns through the development, implementation and execution of a multi-faceted strategic plan. This strategy has already enabled MGM to deliver 105% total shareholder returns over the past three years and put the company on a sustainable growth trajectory. We also regularly review our strategic plan and conduct thorough evaluations of all alternatives for further growth. Today, we are also compelled to address 0.38% shareholder Land & Buildings’ (“L&B”) flawed proposal and mischaracterization of MGM’s performance and investment decisions. In addition, we want to make clear why the Board members targeted by L&B are integral to the effectiveness of the MGM Board and the success of our business.

MGM IS EXTREMELY WELL POSITIONED FOR FUTURE SUCCESS

Contrary to L&B’s assertions, MGM is very well positioned to continue delivering value to shareholders and has a clear strategy in place to deliver on the Company’s potential. Major strategic goals and opportunities for MGM include:

•	Free cash flow generating development projects including:

•	MGM Cotai

•	MGM National Harbor

•	MGM Springfield

•	Mandalay Bay – room remodel and 350,000 square feet of convention space expansion

•	AEG/MGM Arena – 20,000 seat world class arena opening Spring 2016

•	New park & entertainment district adjoining Monte Carlo and New York-New York and leading up to the arena

•	Leverage target of <5x within three years

•	Increase financial flexibility to pursue future growth projects

•	Drive margin expansion via top line growth and cost savings initiatives

•	Expand on the benefits that the Company generates by incorporating diversity as a business imperative

In addition to driving the implementation of this strategy, MGM’s Board has and will continue to actively evaluate all strategic options for sustainable growth including a partial or total REIT conversion. Our full Board is the right one to oversee your investment in MGM and, as we recently disclosed, Evercore Group L.L.C. has been engaged and added to MGM’s team of existing advisors to evaluate all strategic options.

MGM recently filed an updated investor presentation available at www.mgmresorts.com under the Investors section that clearly explains the Company’s strong track record and why changing the composition of the Board would be a mistake that would harm shareholders’ interests. We urge shareholders to read that detailed presentation to get the facts.

MGM HAS DELIVERED ABOVE INDUSTRY AVERAGE RETURNS

AND THE BUSINESS IS PERFORMING STRONGLY

Since 2012, MGM’s Board has driven strong operating performance in net revenues and Adjusted Property EBITDA, achieving a 5% net revenue CAGR and 11% Adjusted Property EBITDA CAGR.

Historical Net Revenue & Adjusted Property EBITDA (Consolidated)

Source: Company Filings

Given this strong performance, L&B’s analysis of MGM’s performance had to date all the way back to the financial crisis in an attempt to paint in a bad light the good decisions made by MGM’s Board and management. The Company not only survived the financial crisis, it is now outperforming its gaming peers and the Dow Jones U.S. Gaming Index on a one and three-year basis.

As of year end 2014	Total Shareholder Returns
	1 Year	3 Year	5 Year	Mar-09 (2)
DJ U.S. Gaming Index	(18.8%)	54.1%	148.0%	556.3%

Gaming Peers Median Returns (1)	(17.7%)	59.5%	147.8%	446.5%
MGM Resorts International	(9.1%)	105.0%	134.4%	940.2%

(1)	Gaming Peers include: LVS, WYNN, BYD, PENN (inclusive of GLPI), CZR and PNK
(2)	TSR performance for the gaming peer stocks since MGM’s stock bottomed on March 5, 2009

MGM’S BOARD HAS ALWAYS FOCUSED ON – AND DELIVERED – STRATEGIC INITIATIVES TO DRIVE ENHANCED SHAREHOLDER VALUE

In addition to implementing a successful strategy to drive MGM’s strong operating performance, the Board has successfully positioned the Company for sustainable growth. The Board has thoughtfully allocated capital by enhancing existing properties and has also supported trend setting capital-light partnership strategies. The capital investments the Company is currently making will ensure long-term value creation. We believe L&B’s assertion that we stop making those investments in the Company’s future is completely unsupportable.

L&B has put forth contradictory views of the Company’s development projects and investment history.

•	March 17, in a letter to MGM shareholders, L&B states that it expects “significant development value creation on in-process and potential projects…Value creation over $2 included in base case, with $13 additional potential in bull case.”

•	April 20, L&B states that MGM “has a history of poor investment decisions” and that “the Board continues to make the same capital-allocation mistakes.”

These two statements are clearly inconsistent.

MGM’S BOARD HAS SIGNIFICANTLY IMPROVED THE COMPANY’S BALANCE SHEET

The Board skillfully navigated the Company through the crisis and has since made significant progress in de-levering and improving the balance sheet to position the Company for long-term value creation. L&B’s criticisms of MGM’s balance sheet management are unfounded. The success of MGM in recent years validates the Board’s decisions and is indicative of the effectiveness of the complementary experience and expertise of our Board members.

These initiatives include:

•	Significant improvements to our credit profile, resulting in Moody’s and S&P upgrading our corporate credit ratings by three levels to B2 / B+

•	Reducing the cost of long-term bond issuances from 11.9% in 2009 to 6% in 2014

The Board’s actions recognize the critical importance of continuing to improve the Company’s balance sheet to enable uninterrupted execution of its strategic plan during all market cycles. The Company remains focused on executing further opportunities to de-lever the balance sheet including:

•	Regular dividend policy at MGM China and CityCenter

•	Conversion of $1.45 billion in convertible bonds on April 15, 2015

•	Continued free cash flow growth

REPLACING FOUR DIRECTORS WITH L&B’S NOMINEES WOULD CREATE SIGNIFICANT

SKILL SET GAPS AND UNDERMINE THE COMPANY’S EFFECTIVENESS

MGM’s highly-skilled, independent and diverse group of experienced Directors is deeply familiar with the Company’s business, has been licensed in multiple jurisdictions, and is highly qualified to provide effective oversight and lead the Company in formulating its strategy. The Board has extensive c-suite and government experience, expertise in gaming, lodging, real estate and finance, as well as public company directorship.

If L&B is successful in removing the directors it has targeted, MGM will lose critical experience in labor and government relations, gaming and hospitality, media, international business, public utilities, energy, sustainability, and diversity programs, among other areas that are of critical importance to our business.

Each of these four Directors makes extremely valuable contributions to our Board:

•	Robert Baldwin brings vast experience in the gaming/resort/lodging industry, leadership, real estate and finance, with over three decades of experience running every aspect of operations in Las Vegas gaming properties. He is currently Chief Design and Construction Officer of the Company, and is also currently President and Chief Executive Officer of the CityCenter joint venture.

•	Alexis Herman brings expertise in leadership, finance, government/policy, and public company directorship. Herman is the former U.S. Secretary of Labor having served on President Clinton’s Cabinet for four years and is now the CEO of consulting firm New Ventures LLC, and a Director of The Coca-Cola Company. She also serves as Chair of the Diversity & Inclusion Business Advisory Board of Sodexo, Inc. and as Chair of Toyota Motor Corporation’s North American Diversity Advisory Board.

•	Roland Hernandez has deep financial expertise and strong leadership experience in the gaming/resort/ lodging industry, as well as media and real estate. He is a Director of Vail Resorts Inc., Chairman of hotel and adventure travel company Belmond Ltd. (formerly Orient-Express Hotels Ltd.) and a Director of US Bancorp. He was formerly Chairman and Chief Executive Officer of Spanish-language television broadcast network Telemundo Group, Inc. and was a Director of Sony Corporation and the Ryland Group, Inc., a real estate/home construction company, among other former public company directorship roles.

•	Rose McKinney-James brings important expertise in government/policy as well as leadership in the gaming/resort/lodging industry, finance and public company directorship. She has served as Director of Marketing and External Affairs of Nevada State Bank Public Finance and had leadership roles at two Nevada state government agencies as former Commissioner with the Nevada Public Service Commission, and as a Director of the Nevada Department of Business and Industry. She serves on the Board of MGM Grand Detroit, LLC.

L&B’S COMMENTS ABOUT THE TARGETED DIRECTORS DEMONSTRATE

ITS LACK OF UNDERSTANDING OF OUR BUSINESS

On an April 20, 2015 appearance on Bloomberg TV, Jonathan Litt said, “Diversity for diversity’s sake doesn’t add a lot of value at the Board level.” Putting aside these Directors’ undeniable qualifications to sit on our corporate Board, L&B is evidently unaware of, or deliberatively chooses to disregard, the fact that MGM operates a global business and faces a variety of complex issues that require diverse perspectives. It is paramount to have Directors who have a fundamental understanding of our clients, customers and vendors in order to succeed.

In fact, jurisdictions often include diversity at all levels of the Company in their evaluation criteria when considering competitive bids for a limited number of licenses, as was the case in both Maryland and Massachusetts. MGM won both of these gaming licenses, and in both cases, the fact that diversity was an integral aspect of our business was recognized as a distinguishing factor in the evaluations.

Instead, L&B advocates that the Company does not need diverse backgrounds and perspectives on its Board, but would prefer a slate of Directors who have narrow experience in the areas of REITs and real estate and would presumably work to advance the flawed proposal that L&B is now retreating from when questioned.

L&B’S PROPOSAL MAKES NUMEROUS INCORRECT FINANCIAL,

STRUCTURAL AND TAX ASSUMPTIONS

We have spoken to numerous investors and analysts who agree with us that L&B’s proposal is flawed and contains fundamental inaccuracies that underscore its lack of understanding of our business, including:

•	Unsubstantiated cash flow assumptions that drive L&B’s value creation proposition

•	Inconsistent and overlapping use of both net lease and lodging REIT structures

•	Significant leveraging and an untenable special distribution by MGM China

•	Unaddressed and oversimplified assessment of financial, structural and tax issues associated with a REIT conversion, asset sales, and an MGM China dividend

•	Failure to consider the complexities of operating and growing a global gaming company to maximize long-term shareholder value by focusing its thesis in a narrow short-term fashion

Further errors in L&B’s analysis include:

•	Overstating feasible amount of rent, resulting in negative property level free cash flow after maintenance capital expenditures and jeopardizing compliance with REIT qualified rent rules

•	Creating a financially unsustainable OpCo and low-quality single-tenant REIT

•	Does not account for tax consequences of asset sales or levered distribution from MGM China

•	Ignoring REIT conversion requirement that accumulated earnings and profits (“E&P”) be distributed to shareholders

•	Failing to address development funding in projected debt levels

Exemplifying L&B’s many erroneous statements, they have suggested that MGM’s November 2014 bond offering was subject to “an onerous pre-payment penalty,” as a means of suggesting that we are not truthfully evaluating a REIT structure. The Company’s bonds include a typical pre-payment provision; however, this provision does not preclude us from pursuing strategic initiatives, including a potential partial or total REIT conversion. This information is publicly available and further calls into question the integrity of L&B’s analysis. L&B also stated that the Company has included a “dead-hand put” in recent bond offerings under which the bonds would be required to be paid in full if a majority of the Board were to be replaced. That is inaccurate—there is no such provision in any of the Company’s bonds. There is a provision in the Company’s credit agreement allowing the acceleration of debt if a majority of the Company’s board is replaced under certain circumstances; however, the Company and Bank of America, N.A., the administrative agent under the Company’s credit agreement, have been working over the past several months to remove this provision, and have commenced the process to amend the credit agreement to remove this provision and expect to have this amendment finalized shortly.

MGM has and will continue to actively evaluate all strategic options, including a partial or total REIT conversion with the assistance of our expert advisors, which now includes, Evercore Group L.L.C. The retention of this team of industry leading experts demonstrates our commitment to thoroughly and professionally evaluate all options.

MGM HAS THE RIGHT BOARD TO CONTINUE GENERATING

SUBSTANTIAL VALUE FOR ITS SHAREHOLDERS

PROTECT YOUR INVESTMENT IN MGM AND VOTE FOR THE NOMINEES WHO

HAVE BEEN AND WILL CONTINUE TO SERVE YOUR INTERESTS

YOUR VOTE IS IMPORTANT – VOTE THE WHITE PROXY CARD TODAY!

Under this Board’s oversight, we have driven significant growth and our future is bright. MGM’s existing Board has a proven record of results and will continue to be committed to delivering ongoing benefits for all shareholders. We urge shareholders to discard any gold proxy cards from L&B. We believe MGM’s Board and management team are well-positioned for continued success and to drive even stronger shareholder value over the long-term.

Sincerely,

The Board of Directors of MGM Resorts International

Robert Baldwin, William Bible, Mary Chris Gay, William Grounds, Alexis Herman, Roland Hernandez, Anthony

Mandekic, Rose McKinney-James, James Murren, Gregory Spierkel, and Daniel Taylor

If you have any questions or require assistance voting your proxy,

please contact the Company’s proxy solicitor:

480 Washington Blvd – 26th Floor

Jersey City, New Jersey 07310

Toll-Free (866) 729-6818

Email: MGMResorts@Georgeson.com

About MGM Resorts International

MGM Resorts International (NYSE: MGM) is one of the world’s leading global hospitality companies, operating a portfolio of destination resort brands including Bellagio, MGM Grand, Mandalay Bay and The Mirage. The Company is in the process of developing MGM National Harbor in Maryland and MGM Springfield in Massachusetts. The Company also owns 51 percent of MGM China Holdings Limited, which owns the MGM Macau resort and casino and is developing a gaming resort in Cotai, and 50 percent of CityCenter in Las Vegas, which features ARIA Resort & Casino. For more information about MGM Resorts International, visit the Company’s website at www.mgmresorts.com.

Forward-Looking Statements

Statements in this release that are not historical facts are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and/or uncertainties, including those described in the Company’s public filings with the Securities and Exchange Commission. MGM has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding strategic transactions MGM may pursue in the future and the finalization of an amendment to the Company’s credit agreement. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include effects of economic conditions and market conditions in the markets in which MGM operates and competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions and additional risks and uncertainties described in MGM’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, MGM is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If MGM updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

Important Additional Information

MGM has filed a proxy statement on Schedule 14A and other relevant documents with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2015 Annual Meeting of Stockholders or any adjournment or postponement thereof (the “2015 Annual Meeting”) and has mailed the definitive proxy statement and a WHITE proxy card to each stockholder of record entitled to vote at the 2015 Annual Meeting. STOCKHOLDERS ARE STRONGLY ADVISED TO READ MGM’s 2015 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the 2015 proxy statement, any amendments or supplements to the proxy statement and other documents that MGM files with the SEC from the SEC’s website at www.sec.gov or MGM’s website at http://mgmresorts.investorroom.com/ as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Participants in Solicitation

MGM, its directors, its executive officers and its nominees for election as director may be deemed participants in the solicitation of proxies from stockholders in connection with the matters to be considered at the 2015 Annual Meeting. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of MGM’s stockholders in connection with the 2015 Annual Meeting, and their direct or indirect interests, by security holdings or otherwise, which may be different from those of MGM’s stockholders generally, are set forth in MGM’s definitive proxy statement for the 2015 Annual Meeting on Schedule 14A that has been filed with the SEC and the other relevant documents filed with the SEC.

Use of Non-GAAP Measures

Adjusted EBITDA and Adjusted Property EBITDA are non-GAAP financial measures. A reconciliation to the GAAP measures and other information for the three year period ended December 31, 2014 can be found on pages 39 through 41 of the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of MGM’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 2, 2015. A reconciliation to the GAAP measures and other information for the three year period ended December 31, 2011 can be found on pages 49 through 51 of the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of MGM’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 29, 2012.

CONTACTS:

News Media

JIM BARRON/JARED LEVY/EMILY DEISSLER/BEN SPICEHANDLER

Sard Verbinnen & Co

(212) 687-8080

Investment Community

SARAH ROGERS

MGM Resorts International

Vice President, Investor Relations

(702) 693-8654